EXHIBIT (21) SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

  Technitrol, Inc., which has no parent, has the following subsidiaries:

           Name                       Incorporation           Percent Owned
           ----                       -------------           -------------
Advanced Metallurgy, Inc.             Pennsylvania                 100%
Chace Precision Metals, Inc.          Delaware                     100%
Doduco Espana                         Spain                        100%
Doduco GmbH                           Germany                      100%
Dongguan Pulse Electronics Co., Ltd.  Peoples Republic of China    100%
John Chatillon & Sons, Inc.           New York                     100%
Lloyd Instruments, Ltd.               United Kingdom               100%
Netwave Technologies, Inc.            Delaware                      90%
Pulse Electronics, Ltd.               Hong Kong                    100%
Pulse Engineering Distribution, Ltd.  Ireland                      100%
Pulse Engineering, Inc.               Delaware                     100%
Pulse Philippines Corporation         Philippines                  100%
Pulse Taiwan Corporation              Taiwan                       100%
Technitrol Delaware, Inc.             Delaware                     100%
Technitrol International, Inc.        Delaware                     100%
Technitrol Investments, Inc.          Delaware                     100%



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